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                                                                   EXHIBIT 4.4.1

                              CERTIFICATE OF TRUST
                                       OF
                                   HI TRUST I

     THIS CERTIFICATE OF TRUST of HI Trust I (the "Trust"), dated as of January 8, 1999, is being duly executed and filed by the undersigned, as trustees, with the Secretary of State of the State of Delaware to form a business trust under the Delaware Business Trust Act (12 Del. Code (S) 3801 et seq.).

     1. Name. The name of the business trust being formed hereby is "HI Trust I."

     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are The Bank of New York (Delaware), a Delaware banking corporation, White Clay Center, Route 273, Newark, Delaware 19711.

     3. Effective Date. This Certificate of Trust shall be effective at the time of its filing with the Secretary of State of the State of Delaware.
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     IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust at the time of filing this Certificate of Trust, have executed this Certificate of Trust as of the date first above written.

               THE BANK OF NEW YORK (DELAWARE),
               as Delaware Trustee

               By: /s/ Walter N. Gitlin
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               Name: Walter N. Gitlin
               Title: Authorized Signatory


               THE BANK OF NEW YORK,
               as Property Trustee

               By: /s/ Remo J. Reale
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               Name: Remo J. Reale
               Title: Assistant Vice President


               WILLIAM T. MASSAR,
               as Regular Trustee

                     /s/ William T. Massar
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